EXHIBIT 10.76

AGREEMENT FOR PRICE ADJUSTMENT

This agreement is entered into as of September 1st, 2000 by and between Oki Electric Industry Co., Ltd. (Oki) and Catalyst Semiconductor, Inc. (CSI).

Oki will bill CSI for five million US dollars ($5,000,000) as the price adjustment for the wafers delivered to CSI during the period from May 1st, 2000 through September 30th, 2000. CSI agrees to pay the five million US dollars ($5,000,000) to Oki on September 27th, 2000.

Definition:

Wafers:  [*].

CATALYST SEMICONDUCTOR, INC.	OKI ELECTRIC INDUSTRY, CO. LTD.
/s/ Hideyuki Tanigami	/s/ Hisao Baba

Name: Hideyuki Tanigami Title: Chairman of the Board	Name: Hisao Baba Title: Vice President & General Manager Marketing & Sales Dev., SiSC

22 September 2000	September 22, 2000

Date	Date

[*]   Certain information in this exhibit has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.